Dynamic Signs Asset Acquisition Deal with Cannex and Brings Onboard Leading Medical Cannabis Research Scientist Dr. Robert Melamede Biology Chairman (ret) and Associate Professor, Biology Department University of Colorado

SAN FRANCISCO, Oct. 22, 2008, Dynamic Alert Limited (OTC Bulletin Board: DYMC) (the “Company”) is an emerging biotechnology leader specializing in the commercialization of medical cannabis-based pharmaceutical products. Today the Company is pleased to announce it has signed an agreement to acquire all of the assets of Cannex, a privately owned California group operated by Medical Cannabis pioneer and political activist Steven W. Kubby (www.kubby.com). The asset purchase agreement includes all intellectual property rights, formulas, patents, trademarks, client base, hardware and software, etc… pertaining to Cannex's pharmaceutical cannabis research & development business. Dynamic Alert anticipates closing this transaction upon completion of a 90-day due diligence period.

Richard Cowan, Dynamic President & CEO, stated, "Mr. Kubby's background in the medical cannabis arena is simply put, the living proof that it works. Mr. Kubby, the founder of CANNEX, is a long-term cancer survivor. Mr. Kubby is an entrepreneur with a wide range of experience and success in businesses ranging from property management to publishing to political fundraising. He received his BA in Psychobiology from California State University. Kubby is a survivor, for more than three decades, of a rare form of adrenal cancer with a mortality prognosis of 6-12 months. Leading specialists in the US and Canada have attributed his survival to medical cannabis. Mr. Kubby is a director of the American Medical Marijuana Association, an internationally recognized organization comprised of doctors, lawyers, nurses and patients working for the rights of medical cannabis patients primarily in the United States. Having been a leader in the passing of California's medical cannabis initiative (Proposition 215) in 1996, Kubby is intimately familiar with the legal and regulatory problems involved in developing and marketing cannabinoid-based pharmaceuticals."

As well, Dynamic Alert has just appointed world-renowned Medical Cannabis Research expert; Dr. Robert Melamede as its newest Director and Chief Science Officer. Dr. Melamede has a Ph.D. in Molecular Biology and Biochemistry from the City University of New York. He retired as Chairman of the Biology Department at University of Colorado, Colorado Springs in 2005, where he continues to teach and research cannabinoids, cancer, and DNA repair. Dr. Melamede is recognized as a leading authority on the therapeutic uses of cannabis, and has authored or co-authored dozens of papers on a wide variety of scientific subjects. Dr. Melamede also serves on the Advisory Board of The Journal of the International Association for Cannabis as Medicine, and the Scientific Advisory Board Medical of the Marijuana Policy Advocacy Project, as well as the Scientific Advisory Board of Americans for Safe Access. Please visit http://www.youtube.com/watch?v=n31Nuj_AvTg to view one of many video speeches by Dr. Robert Melamede speaking on the effectiveness of Medical Cannabinoids.

Dynamic Alert President & CEO, Mr. Cowan, closes with, " This is truly a great step for Dynamic Alert, this transaction along with the addition of Dr. Melamede to our Board will certainly solidify and fast track our plans to bring critical cannabis pharmaceutical products to market. Cannex has several critical formulations in various stages development and a Lozenge in final delivery format that has just gone through its first Phase of human trials by the Canadian Compassion Society in Victoria BC with outstanding results. We have updated our website, http://www.dynamicalertlimited.com/ to keep our shareholders informed as we progress through our plans to become a Medical Cannabis Pharmaceutical leader."

Richard Cowan President & CEO Dynamic Alert Limited NASD OTCBB: DYMC info@dynamicalertlimited www.dynamicalertlimited.com Toll Free: 1.888.889.0888

You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as “will”, “anticipates”, “believes”, “plans”, “goal”, “expects”, “future”, “intends” and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this press release.